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[Execution Copy]

Exhibit 99.1

LOAN AND SECURITY AGREEMENT

by and between

OVERSTOCK.COM, INC.
as Borrower,

and

WELLS FARGO FOOTHILL, INC.
as Lender

Dated as of May 6, 2004

	4.5	Power of Attorney	35
	4.6	Right to Inspect	35
	4.7	Control Agreements	35
5.	REPRESENTATIONS AND WARRANTIES.		35
	5.1	No Encumbrances	36
	5.2	Eligible Accounts	36
	5.3	Eligible Inventory	36
	5.4	Equipment	36
	5.5	Location of Inventory and Equipment	36
	5.6	Inventory Records	36
	5.7	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational Identification Number; Commercial Tort Claims.	36
	5.8	Due Organization and Qualification; Subsidiaries.	37
	5.9	Due Authorization; No Conflict.	37
	5.10	Litigation	38
	5.11	No Material Adverse Change	38
	5.12	Fraudulent Transfer.	39
	5.13	Employee Benefits	39
	5.14	Environmental Condition	39
	5.15	Brokerage Fees	39
	5.16	Intellectual Property.	39
	5.17	Leases	40
	5.18	Deposit Accounts and Securities Accounts	40
	5.19	Complete Disclosure	40
	5.20	Indebtedness	40
	5.21	[Intentionally Omitted]	41
	5.22	Taxes and Payments	41
6.	AFFIRMATIVE COVENANTS.		41
	6.1	Accounting System	41
	6.2	Collateral Reporting	41
	6.3	Financial Statements, Reports, Certificates	42
	6.4	Guarantor Reports.	44
	6.5	[Intentionally Omitted]	44
	6.6	Maintenance of Properties	44
	6.7	Taxes	44
	6.8	Insurance.	44
	6.9	Location of Inventory and Equipment	45
	6.10	Compliance with Laws	45
	6.11	Leases	45
	6.12	Existence	45
	6.13	Environmental.	45
	6.14	Disclosure Updates	45
	6.15	Formation of Subsidiaries	45
	6.16	Intellectual Property.	46
7.	NEGATIVE COVENANTS.		47
	7.1	Indebtedness	47
	7.2	Liens	48
	7.3	Restrictions on Fundamental Changes.	48
	7.4	Disposal of Assets	48
	7.5	Change Name	48
	7.6	Nature of Business	49
	7.7	Prepayments and Amendments	49
	7.8	[Intentionally Omitted].	49
	7.9	Consignments	49
	7.10	Distributions	49
	7.11	Accounting Methods	49
	7.12	Investments	49
	7.13	Transactions with Affiliates	50
	7.14	Suspension	50
	7.15	[Intentionally Omitted].	50
	7.16	Use of Proceeds	50
	7.17	Inventory and Equipment with Bailees	50
	7.18	Financial Covenants.	50
8.	EVENTS OF DEFAULT.		51
9.	LENDER'S RIGHTS AND REMEDIES.		53
	9.1	Rights and Remedies	53
	9.2	Remedies Cumulative	54
10.	TAXES AND EXPENSES.		54
11.	WAIVERS; INDEMNIFICATION.		55
	11.1	Demand; Protest	55
	11.2	Lender's Liability for Borrower Collateral	55
	11.3	Indemnification	55
12.	NOTICES.		56
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		56
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		57
	14.1	Assignments and Participations.	57
	14.2	Successors	59
15.	AMENDMENTS; WAIVERS.		59
	15.1	Amendments and Waivers	59
	15.2	No Waivers; Cumulative Remedies	59
16.	GENERAL PROVISIONS.		59
	16.1	Effectiveness	59
	16.2	Section Headings	59
	16.3	Interpretation	59
	16.4	Severability of Provisions	59
	16.5	Withholding Taxes	59
	16.6	Counterparts; Electronic Execution	60
	16.7	Revival and Reinstatement of Obligations	60
	16.8	Confidentiality.	60
	16.9	Integration	60

EXHIBITS AND SCHEDULES

Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule L-1	Lender's Account
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 2.7(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	FEIN and Organizational Identification Numbers
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrower's Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.16(a)	Intellectual Property
Schedule 5.16(b)	Source Code Licenses
Schedule 5.18	Deposit Accounts and Securities Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 5.22	Taxes and Payments

LOAN AND SECURITY AGREEMENT

        THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of May 6, 2004, by and between WELLS FARGO FOOTHILL, INC., a California corporation ("Lender"), and OVERSTOCK.COM, INC., a Delaware corporation ("Borrower").

        The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

        1.1    Definitions.    As used in this Agreement, the following terms shall have the following definitions:

          "Account" means an "account" (as such term is defined in Article 9 of the Code).

          "Account Debtor" means any Person who is obligated on an Account, chattel paper, or a General Intangible.

          "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

          "Additional Documents" has the meaning set forth in Section 4.4(c).

          "Advances" has the meaning set forth in Section 2.1(a).

          "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 2% times the Maximum Revolver Amount, (b) during the period from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 1% times the Maximum Revolver Amount, and (c) if Borrower elects to exercise the Extension Option, during the period from and including the date that is the second anniversary of the Closing Date up to the Maturity Date, $0; provided, however, that if this Agreement is terminated prior to the Maturity Date from the proceeds of (x) the sale of all or substantially all of the Stock or assets of Borrower, or (y) a private placement of equity or subordinated debt by Borrower, then the Applicable Prepayment Premium shall be 50% of the amount that otherwise would have been payable; and provided, further, that if this Agreement is terminated with the proceeds of a financing provided by Wells Fargo or any of its Affiliates, then the Applicable Prepayment Premium shall be deemed to be zero (0).

          "Assignee" has the meaning set forth in Section 14.1(a).

          "Authorized Person" means any officer or employee of Borrower.

          "Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

          "Bank Product" means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

          "Bank Product Agreements" means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

          "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Lender as a result of Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

          "Bank Product Provider" means Wells Fargo or any of its Affiliates.

          "Bank Product Reserve" means, as of any date of determination, the lesser of (a) $1,000,000.00, and (b) the amount of reserves that Lender has established (based upon the Bank Product Providers' reasonable determination of the credit exposure of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

          "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

          "Base LIBOR Rate" means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

          "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

          "Base Rate Loan" means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

          "Base Rate Margin" means 0.50%; provided, however, that from and after the Interest Rate Adjustment Commencement Date, the "Base Rate Margin" shall have the meaning as set forth in the following table.

If Quarterly Daily Average Liquidity Amount is:	Base Rate Margin means:
Greater than $15,000,000	0.00%
Greater than $7,500,000 but less than or equal to $15,000,000	0.50%
Less than or equal to $7,500,000	1.00%

          For purposes of this definition, the Quarterly Daily Average Liquidity Amount shall be determined at the end of each fiscal quarter of Borrower commencing after the Interest Rate Adjustment Commencement Date and shall be based upon the financial statements delivered to Lender pursuant to Section 6.3. Notwithstanding the foregoing, if Borrower fails to deliver the financial statements required pursuant to Section 6.3, then upon the occurrence, and during the continuance, of such failure, the "Base Rate Margin" shall mean 1.00%.

          "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six (6) years.

          "Board of Directors" means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

          "Books" means all of Borrower's and its Subsidiaries' now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower's and its Subsidiaries' Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower Collateral" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

            (a)   all of its Accounts,

            (b)   all of its Books,

            (c)   all of its commercial tort claims described on Schedule 5.7(d),

            (d)   all of its Deposit Accounts,

            (e)   all of its Equipment,

            (f)    all of its General Intangibles,

            (g)   all of its Inventory,

            (h)   all of its Investment Property (including all of its securities and Securities Accounts),

            (i)    all of its Negotiable Collateral,

            (j)    all of its Supporting Obligations,

            (k)   all money or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Lender, and

            (l)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Borrower Intellectual Property Right" means all of Borrower's or any Subsidiary of Borrower's right, title and interest in any Intellectual Property Right owned, used or held for use by Borrower or any Subsidiary of Borrower, and any license agreement granting Borrower or any Subsidiary of Borrower the right to use any Intellectual Property Right.

          "Borrowing" means a borrowing hereunder consisting of Advances.

          "Borrowing Base" means, as of any date of determination, the result of:

            (a)   from and after the Eligible Accounts Availability Start Date, 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

            (b)   the lowest of

              (i)    $20,000,000,

              (ii)   60% of the value of Eligible Inventory, and

              (iii)  80% times the Net Liquidation Percentage times the book value of Borrower's Inventory, minus

            (c)   the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

          "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

          "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

          "Cash Equivalents" means, as of any date of determination, (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investor Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

          "Cash Management Account" has the meaning set forth in Section 2.7(a).

          "Cash Management Agreements" means those certain cash management agreements, in form and substance satisfactory to Lender, each of which is among Borrower or one of its Subsidiaries, Lender, and one of the Cash Management Banks.

          "Cash Management Bank" has the meaning set forth in Section 2.7(a).

          "Cash Sweep Instruction" has the meaning set forth in Section 2.7(b).

          "Change of Control" means that (a) Permitted Holders fail to own and control, directly or indirectly, 25% or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors.

          "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

          "Closing Date Business Plan" means the set of Projections of Borrower for calendar year 2004, on a month-by-month basis, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender.

          "Code" means the California Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

          "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

          "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower's or its Subsidiaries' Books, Equipment, or Inventory, in each case, in form and substance satisfactory to Lender.

          "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Commercial Tort Claim Assignment" has the meaning set forth in Section 4.4(b).

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Lender.

          "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

          "Control Agreement" means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

          "Copyright Security Agreement" means a copyright security agreement executed and delivered by Borrower or one of its Subsidiaries and Lender, the form and substance of which is satisfactory to Lender.

          "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

          "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          "Deposit Account" means any "deposit account" (as such term is defined in Article 9 of the Code).

          "Designated Account" means the Deposit Account of Borrower identified on Schedule D-1.

          "Designated Account Bank" has the meaning ascribed thereto on Schedule D-1.

          "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior three-month period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower's Accounts during such period, by (b) Borrower's billings with respect to Accounts during such period.

          "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point (1.00%) for each percentage point by which Dilution is in excess of five (5) percentage points (5.00%).

          "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender.

          "Dollars" or "$" means United States dollars.

          "EBITDA" means, with respect to any measurement period, Borrower's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

          "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender's Permitted Discretion to address the results of any audit performed by Lender from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

            (a)   Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 30 days,

            (b)   Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

            (c)   Accounts with respect to which the Account Debtor is (i) an Affiliate of Borrower or (ii) an employee or agent of Borrower or any Affiliate of Borrower,

            (d)   Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; provided, however, that sales shall not be considered conditional merely because they are made under or in accordance with Borrower's customary return policies and other customary terms of sale, as in effect from time to time so long as Lender has received prior notice of any change to such policies or term,

            (e)   Accounts that are not payable in Dollars,

            (f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Lender,

            (g)   Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

            (h)   Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

            (i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Lender based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

            (j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

            (k)   Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Lender to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

            (l)    Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

            (m)  Accounts that are not subject to a valid and perfected first priority Lender's Lien,

            (n)   Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

            (o)   Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

          "Eligible Accounts Availability Start Date" means the date on which an audit shall have been completed in a manner satisfactory to Lender, in its sole discretion, evidencing changes in Borrower's internal procedures and policies to address internal control issues, including those relating to accounts receivable rollforward, pre-billing, delayed billing, and credit memoranda.

          "Eligible Inventory" means Inventory consisting of finished goods held for sale in the ordinary course of Borrower's business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender's Permitted Discretion to address the results of any audit or appraisal performed by Lender from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

            (a)   Borrower does not have good, valid, and marketable title thereto,

            (b)   it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

            (c)   it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

            (d)   it is not subject to a valid and perfected first priority Lender's Lien,

            (e)   it consists of goods returned or rejected by Borrower's customers as to which Borrower has not made a determination of whether such goods are either saleable and to be returned to its inventory or defective, or

            (f)    it consists of goods that are obsolete, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, bill and hold goods, defective goods, or Inventory acquired on consignment;

  provided, however, that no Inventory shall be excluded from Eligible Inventory solely on the basis that it consists of refurbished goods.

          "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Lender.

          "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

          "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "Environmental Liabilities and Costs" means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "Equipment" means "equipment" (as such term is defined in Article 9 of the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

          "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

          "Event of Default" has the meaning set forth in Section 8.

          "Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

          "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

          "Extension Option" has the meaning set forth in Section 3.4.

          "Family Member" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

          "Family Trusts" means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

          "Fee Letter" means that certain fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance satisfactory to Lender.

          "FEIN" means Federal Employer Identification Number.

          "Filing Authorization Letter" means a letter duly executed by Borrower authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents.

          "Funding Date" means the date on which a Borrowing occurs.

          "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means "general intangibles" (as such term is defined in Article 9 of the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

          "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          "Guarantors" means each Subsidiary of Borrower (other than Overstock Mexico, S. de R.L de C.V.), and "Guarantor" means any one of them.

          "Guarantor Security Agreement" means one or more security agreements executed and delivered by each Guarantor in favor of Lender and the Bank Product Providers, in each case, in form and substance satisfactory to Lender.

          "Guaranty" means a general continuing guaranty executed and delivered by each Guarantor in favor of Lender and the Bank Product Providers, in form and substance satisfactory to Lender.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Hedge Agreement" means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's or any of its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

          "Indebtedness" means, as applied to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

          "Indemnified Liabilities" has the meaning set forth in Section 11.3.

          "Indemnified Person" has the meaning set forth in Section 11.3.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

          "Intellectual Property Right" means any copyright, patent, or trademark (including any registrations or applications for registration of any of the foregoing), or trade secret including, but not limited to, any such legal rights included in any schematics, technology, know-how, computer software programs or applications (in both source code and object code form) or in other tangible or intangible information or material, and any license to use the foregoing.

          "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrower and each of its Subsidiaries and Lender, the form and substance of which is satisfactory to Lender.

          "Interest Expense" means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

          "Interest Rate Adjustment Commencement Date" means the date that is three (3) months after the Closing Date.

          "Inventory" means "inventory" (as such term is defined in Article 9 of the Code).

          "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Investment Property" means "investment property" (as such term is defined in Article 9 of the Code).

          "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

          "L/C" has the meaning set forth in Section 2.12(a).

          "L/C Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

          "L/C Undertaking" has the meaning set forth in Section 2.12(a).

          "Lender" has the meaning set forth in the preamble to this Agreement.

          "Lender Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisals (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with Borrower or any of its Subsidiaries, (h) Lender's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

          "Lender-Related Person" means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

          "Lender's Account" means the account identified in Schedule L-1.

          "Lender's Liens" means the Liens granted by Borrower and its Subsidiaries to Lender under this Agreement or the other Loan Documents.

          "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

          "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

          "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

          "LIBOR Notice" means a written notice in the form of Exhibit L-1.

          "LIBOR Option" has the meaning set forth in Section 2.13(a).

          "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          "LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

          "LIBOR Rate Margin" means 3.00%; provided, however, that from and after the Interest Rate Adjustment Commencement Date, the "LIBOR Rate Margin" shall have the meaning as set forth in the following table.

If Quarterly Daily Average Liquidity Amount is:	LIBOR Rate Margin means:
Greater than $15,000,000	2.50%
Greater than $7,500,000 but less than or equal to $15,000,000	3.00%
Less than or equal to $7,500,000	3.50%

          For purposes of this definition, the Quarterly Daily Average Liquidity Amount shall be determined at the end of each fiscal quarter of Borrower commencing after the Interest Rate Adjustment Commencement Date and shall be based upon the financial statements delivered to Lender pursuant to Section 6.3. Notwithstanding the foregoing, if Borrower fails to deliver the financial statements required pursuant to Section 6.3, then upon the occurrence, and during the continuance, of such failure, the "LIBOR Rate Margin" shall mean 3.50%.

          "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term "Lien" includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Loan Account" has the meaning set forth in Section 2.10.

          "Loan Documents" means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreements, the Disbursement Letter, the Fee Letter, the Guarantor Security Agreements, the Guaranties, the Letters of Credit, the Mortgages, the Officers' Certificate, the Patent Security Agreements, the Securities Pledge Agreements, the Trademark Security Agreements, any Intercompany Subordination Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with this Agreement (including any agreements entered into pursuant to Section 6.15).

          "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower's and its Subsidiaries' ability to perform their respective obligations under the Loan Documents to which they are parties or of Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender's Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

          "Maturity Date" has the meaning set forth in Section 3.4.

          "Maximum Revolver Amount" means $20,000,000.

          "Moody's" has the meaning set forth in the definition of Cash Equivalents.

          "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Lender, in form and substance satisfactory to Lender, that encumber the Real Property Collateral.

          "Negotiable Collateral" means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

          "Net Liquidation Percentage" means the percentage of the book value of Borrower's Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by a qualified appraisal company selected by Lender.

          "Obligations" means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

          "Officers' Certificate" means the representations and warranties of officers form submitted by Lender to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

          "Overadvance" has the meaning set forth in Section 2.5.

          "Participant" has the meaning set forth in Section 14.1(d).

          "Patent Security Agreement" means a patent security agreement executed and delivered by Borrower or one of its Subsidiaries and Lender, the form and substance of which is satisfactory to Lender.

          "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

          "Permitted Dispositions" means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, including sales of Inventory to businesses and other liquidators in bulk or otherwise in the ordinary course of Borrower's Business-to-Business operations consistent with Borrower's practices as disclosed to Lender as of the Closing Date, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

          "Permitted Holders" means Patrick Byrne, his Family Members, their respective Family Trusts, and any Persons owned or controlled by any of the foregoing who own or control Stock of Borrower.

          "Permitted Inventory Acquisition" means Borrower's purchase or acquisition of (i) all or substantially all of the Inventory of any Person and (ii) any additional assets of any such Person reasonably necessary, desirable or convenient in connection with or in order to facilitate Borrower's purchase or other acquisition of such Inventory; provided, that the aggregate amount of consideration paid by Borrower in connection with any such purchase or acquisition shall not exceed $10,000,000.

          "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, and (e) other Investments not to exceed an aggregate of $500,000 in any calendar year so long as immediately prior to and after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or will result therefrom and (ii) no Triggering Event Date shall have occurred or will result therefrom.

          "Permitted Liens" means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens.

          "Permitted Protest" means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender's Liens.

          "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $2,000,000.

          "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Projections" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

          "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

          "Quarterly Daily Average Liquidity Amount" means, as of the end of any fiscal quarter of Borrower, the sum of (a) the average daily balance of Qualified Cash for the immediately preceding quarter, plus (b) the average daily balance of Excess Availability for the immediately preceding quarter.

          "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.

          "Real Property Collateral" means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or any of its Subsidiaries.

          "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

          "Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $15,000,000.

          "Reserve Percentage" means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          "Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

          "SEC" means the United States Securities and Exchange Commission and any successor thereto.

          "Securities Account" means a "securities account" (as that term is defined in the Code).

          "Securities Pledge Agreement" means a securities pledge agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower or one of its Subsidiaries to Lender.

          "Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

          "S&P" has the meaning set forth in the definition of Cash Equivalents.

          "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

          "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "Supporting Obligation" means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

          "Taxes" has the meaning set forth in Section 16.5.

          "Trademark Security Agreement" means a trademark security agreement executed and delivered by Borrower or one of its Subsidiaries and Lender, the form and substance of which is satisfactory to Lender.

          "Triggering Event Date" means the earlier to occur of the following: (a) any date upon which the sum of (i) Qualified Cash, plus (ii) Excess Availability shall be less than $15,000,000, or (b) any date upon which Excess Availability shall be less than $5,000,000.

          "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrower.

          "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

          "United States" means the United States of America.

          "Voidable Transfer" has the meaning set forth in Section 16.8.

          "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

        1.2    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3    Code.    Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

        1.4    Construction.    Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5    Schedules and Exhibits.    All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.    LOAN AND TERMS OF PAYMENT.

        2.1    Revolver Advances.

          (a)   Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

          (b)   Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender's Liens), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to the Lender's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Lender shall have the right to have the Borrower's Inventory reappraised by a qualified appraisal company selected by Lender from time to time after the Closing Date for the purpose of re-determining the Net Liquidation Percentage of Borrower's Inventory and, as a result, re-determining the Borrowing Base.

          (c)   Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

          (d)   Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2    [Intentionally Omitted].

        2.3    Borrowing Procedures and Settlements.

          (a)    Procedure for Borrowing.    Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender. Such notice must be received by Lender no later than 10:00 a.m. (California time) on a Business Day specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender's election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

          (b)    Making of Advances.    If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring available funds equal to such proceeds to Borrower's Designated Account.

        2.4    Payments.

          (a)    Payments by Borrower.

            (i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender's Account for the account of the Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

          (b)    Apportionment and Application.

            (i)    All payments shall be remitted to Lender and all such payments, and all proceeds of Collateral received by Lender, shall be applied as follows:

              (A)  first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

              (B)  second, to pay any fees then due to Lender under the Loan Documents until paid in full,

              (C)  third, to pay interest due in respect of Advances until paid in full,

              (D)  fourth, so long as no Event of Default has occurred and is continuing, and at Lender's election (which election Lender agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

              (E)  fifth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

              (F)  sixth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Lender, to be held by Lender as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full, and (iii) to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower's and its Subsidiaries' obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted,

              (G)  seventh, to pay any other Obligations (including the provision of amounts to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Lender in its Permitted Discretion as the amount necessary to secure Borrower's and its Subsidiaries' obligations in respect of Bank Products), and

              (H)  eighth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

            (ii)   In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrower to Lender and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

            (iii)  For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

            (iv)  In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

        2.5    Overadvances.    If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to Lender pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an "Overadvance"), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

          (a)    Interest Rates.    Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

          The foregoing notwithstanding, at no time shall any portion of the Obligations (other than Bank Product Obligations) bear interest on the Daily Balance thereof at a per annum rate less than 3.50%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

          (b)    Letter of Credit Fee.    Borrower shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.75% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c)    Default Rate.    Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender),

            (i)    all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4.00% above the per annum rate otherwise applicable hereunder, and

            (ii)   the Letter of Credit fee provided for above shall be increased to 4.00% above the per annum rate otherwise applicable hereunder.

          (d)    Payment.    Except as provided to the contrary in Section 2.11 or Section 2.13(a) , interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding or at any time that Lender has an obligation to extend credit hereunder. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrower's Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

          (e)    Computation.    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f)    Intent to Limit Charges to Maximum Lawful Rate.    In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7    Cash Management.

          (a)   Borrower shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 2.7(a) (each, a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries' Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account in Lender's name (a "Cash Management Account") at one of the Cash Management Banks.

          (b)   Each Cash Management Bank shall establish and maintain Cash Management Agreements with Lender and Borrower, in form and substance acceptable to Lender. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Lender directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) at any time after which Lender so instructs such Cash Management Bank (a "Cash Sweep Instruction"), it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Lender's Account until such time (if any) as Lender, in its sole discretion, notifies it that the Cash Sweep Instruction is terminated; and (iv) if clause (iii) is not applicable, then Borrower may direct the Cash Management Bank to immediately transfer all such amounts to any Deposit Account designated by Borrower for use by Borrower in accordance with this Agreement. Lender may issue a Cash Sweep Instruction only if: (x) an Event of Default shall have occurred and be continuing; or (y) a Triggering Event Date has occurred.

          (c)   So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Lender, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Lender a Cash Management Agreement. Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender's reasonable judgment.

          (d)   The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

        2.8    Crediting Payments.    The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

        2.9    Designated Account.    Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

        2.10    Maintenance of Loan Account; Statements of Obligations.    Lender shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower's account, the Letters of Credit issued by Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower's account, including all amounts received in the Lender's Account from any Cash Management Bank. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

        2.11    Fees.    Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

          (a)    Unused Line Fee.    On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.25% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

          (b)    Fee Letter Fees.    As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

          (c)    Audit, Appraisal, and Valuation Charges.    Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Lender, (ii) if implemented, a fee of $850 per day, per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems, (iii) the actual charges incurred by Lender for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Lender, and (iv) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower's or its Subsidiaries' business valuation; provided, however, that, notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Borrower shall not be responsible for the charges incurred in connection with appraisals of the Collateral to the extent that such appraisals are done more frequently than (x) prior to the occurrence of a Triggering Event Date, two (2) times during any fiscal year, and (y) after the occurrence of a Triggering Event Date, four (4) times during any fiscal year (it being understood and agreed that the foregoing shall not prohibit in any way Lender from performing, or causing the performance of, such appraisals more frequently).

        2.12    Letters of Credit.

          (a)   Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

            (i)    the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

            (ii)   the Letter of Credit Usage would exceed $7,500,000, or

            (iii)  the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

          Borrower and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

          (b)   Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

          (c)   Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (d)   Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Lender for the account of Lender; it being acknowledged and agreed by Borrower that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (e)   If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

              (i)  any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

             (ii)  there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

  and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

        2.13    LIBOR Option.

          (a)    Interest and Interest Payment Dates.    In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided that in the case of any Interest Period for any LIBOR Rate Loan which is greater than three months, interest on such LIBOR Rate Loan also shall be payable on the date that is three months after the beginning of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

          (b)    LIBOR Election.

              (i)  Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 11:00 a.m. (California time) at least three (3) Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (California time) on the same day.

             (ii)  Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

            (iii)  Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

          (c)    Prepayments.    Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Borrower's and its Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

          (d)    Special Provisions Applicable to LIBOR Rate.

              (i)  The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrower may, by notice to Lender (y) require Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

             (ii)  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

          (e)    No Requirement of Matched Funding.    Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

        2.14    Capital Requirements.    If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender's or such holding company's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.    CONDITIONS; TERM OF AGREEMENT.

        3.1    Conditions Precedent to the Initial Extension of Credit.    The obligation of Lender to make the initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Lender (the making of such initial extension of credit by Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

          (a)   the Closing Date shall occur on or before May 6, 2004;

          (b)   Lender shall have received a Filing Authorization Letter, duly executed by Borrower, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender's Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

          (c)   Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

              (i)  the Cash Management Agreements,

             (ii)  the Control Agreements,

            (iii)  the Copyright Security Agreement,

            (iv)  the Disbursement Letter,

             (v)  the Fee Letter,

            (vi)  the Officers' Certificate,

           (vii)  the Patent Security Agreement,

          (viii)  the Securities Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank (or equivalent, in the case of any non-U.S. Subsidiary whose Stock is pledged), and

            (ix)  the Trademark Security Agreement;

          (d)   Lender shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;

          (e)   Lender shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

          (f)    Lender shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

          (g)   Lender shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

          (h)   Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Lender;

          (i)    [Intentionally Omitted];

          (j)    Lender shall have received Collateral Access Agreements with respect to the following locations: (i) 6322 South 3000 East, Suite 100, Salt Lake City, UT 84121 and (ii) 955 South 3800 West, Salt Lake City, UT 84104;

          (k)   Lender shall have received an opinion of Borrower's counsel in form and substance satisfactory to Lender;

          (l)    Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower and its Subsidiaries have been timely filed and all taxes upon Borrower and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

          (m)  Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents;

          (n)   Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower's and its Subsidiaries' books and records and verification of Borrower's representations and warranties to Lender, the results of which shall be satisfactory to Lender, and (ii) an inspection of each of the locations where Borrower's and its Subsidiaries' Inventory is located, the results of which shall be satisfactory to Lender;

          (o)   Lender shall have received completed reference checks with respect to Borrower's senior management, the results of which are satisfactory to Lender in its sole discretion;

          (p)   Lender shall have received an appraisal of the Liquidation Percentage applicable to Borrower's and its Subsidiaries' Inventory, the results of which shall be satisfactory to Lender;

          (q)   A takeover audit shall have been conducted by or on behalf of Lender, the results of which shall be reasonably satisfactory to Lender;

          (r)   Lender shall have received Uniform Commercial Code, tax lien, and litigation searches, the results of which shall be satisfactory to Lender;

          (s)   Lender shall have reviewed and shall be satisfied with all material agreements and customer contracts of Borrower, including fulfillment partner agreements;

          (t)    Lender shall have satisfactorily reconciled Borrower's projected cash flow statement for 2004;

          (u)   Lender shall have received Borrower's Closing Date Business Plan, the results of which shall be satisfactory to Lender;

          (v)   Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

          (w)  Lender shall have received satisfactory evidence of the dissolution of Gear.com, Inc., a Washington corporation;

          (x)   Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

          (y)   all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

        3.2    Conditions Subsequent to the Initial Extension of Credit.    The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

          (a)   within 30 days after the Closing Date, Borrower shall deliver to Lender certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Lender and its counsel; and

          (b)   [Intentionally Omitted].

        3.3    Conditions Precedent to all Extensions of Credit.    The obligation of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

          (a)   the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b)   no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c)   no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates; and

          (d)   no Material Adverse Change shall have occurred.

        3.4    Term.    This Agreement shall continue in full force and effect for a term ending on the later of (a) the second anniversary of the Closing Date and (b) if Borrower properly exercises the Extension Option in accordance with the terms and conditions set forth below, the third anniversary of the Closing Date (such later date, the "Maturity Date"). If Borrower intends to extend the Maturity Date to the third anniversary of the Closing Date (the "Extension Option"), Borrower shall be required to (a) deliver written notice of such intent to Lender at any time during the period commencing 120 days prior to the second anniversary of the Closing Date and ending 60 days prior to the second anniversary of the Closing Date, and (b) pay $50,000 to Lender on or before on the second anniversary of the Closing Date in consideration of Lender agreeing to such extension of the Maturity Date. The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice during the continuation of an Event of Default.

        3.5    Effect of Termination.    On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Documents and the Lender's Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower's sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender's Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

        3.6    Early Termination by Borrower.    Borrower has the option, at any time upon prior written notice to Lender (the number of prior days to be agreed to separately between Borrower and Lender), to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, together with the Applicable Prepayment Premium. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender's obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any of the following reasons: (a) termination upon the election of Lender to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding; then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrower shall pay the Applicable Prepayment Premium to Lender, measured as of the date of such termination.

4.    CREATION OF SECURITY INTEREST.

        4.1    Grant of Security Interest.    Borrower hereby grants to Lender, for the benefit of Lender and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Lender's Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

        4.2    Negotiable Collateral.    In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Lender determines that perfection or priority of Lender's security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

        4.3    Collection of Accounts, General Intangibles, and Negotiable Collateral.    At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender's designee may (a) notify Account Debtors of Borrower that Borrower's Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect Borrower's Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Lender, as Lender's trustee, any of its or its Subsidiaries' Collections that it receives and immediately will deliver such Collections to Lender or a Cash Management Bank in their original form as received by Borrower or its Subsidiaries.

        4.4    Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

          (a)   Borrower authorizes Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof. Such financing statements may describe the Borrower Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Borrower Collateral granted to Lender herein, including describing such property as "all assets, whether now owned or hereafter acquired" or "all personal property, whether now owned or hereafter acquired."

          (b)   If Borrower or its Subsidiaries acquire any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within three (3) Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Lender, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a "Commercial Tort Claim Assignment") and, if Lender reasonably determines that perfection or priority of Lender's security interest is dependent on or enhanced by filing Commercial Tort Claim Assignments, Borrower, promptly after the request of Lender, shall file all such Commercial Tort Claim Assignments with the court as appropriate.

          (c)   At any time upon the request of Lender, Borrower shall execute and deliver to Lender, and shall cause its Subsidiaries to execute and deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, mortgages, surveys, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the "Additional Documents") that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender, to create, perfect, and continue perfected or to better perfect the Lender's Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower's name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Lender shall require, Borrower shall (i) provide Lender with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower's or the applicable Subsidiary's ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Lender with written notice of its intent to register such copyrights not less than five (5) Business Days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Lender a copyright security agreement in form and substance satisfactory to Lender, supplemental schedules to any existing copyright security agreement, or such other documentation as Lender reasonably deems necessary in order to perfect and continue perfected Lender's Liens on such copyrights following such registration.

        4.5    Power of Attorney.    Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender's officers, employees, or agents designated by Lender) as Borrower's true and lawful attorney, with power to (a) at any time that a Default or Event of Default shall have occurred and be continuing or a Triggering Event Date shall have occurred, if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrower's or its Subsidiaries' Accounts, (d) at any time that a Cash Sweep Instruction is in effect, endorse Borrower's name on any of its payment items (including all of its Collections) that may come into Lender's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower's or its Subsidiaries' Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender's obligations to extend credit hereunder are terminated.

        4.6    Right to Inspect.    Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower's and its Subsidiaries' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

        4.7    Control Agreements.    Borrower agrees that it will and will cause its Subsidiaries to take any or all reasonable steps in order for Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of a Default or Event of Default, Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender's Account.

5.    REPRESENTATIONS AND WARRANTIES.

        In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1    No Encumbrances.    Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

        5.2    Eligible Accounts.    As to each Account that is identified by Borrower as an Eligible Account in a borrowing base report submitted to Lender, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrower's business, (b) owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation; provided, however, that Accounts shall not be excluded from Eligible Accounts merely because they are made under or in accordance with Borrower's customary return policies and other customary terms of sale, as in effect from time to time, so long as Lender has received prior written notice of any changes to such policies or terms, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

        5.3    Eligible Inventory.    As to each item of Inventory that is identified by Borrower as Eligible Inventory in a borrowing base report submitted to Lender, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

        5.4    Equipment.    All of the Equipment of Borrower and its Subsidiaries is used or held for use in their business and is fit for such purposes.

        5.5    Location of Inventory and Equipment.    The Inventory and Equipment of Borrower and its Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).

        5.6    Inventory Records.    Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof.

        5.7    State of Incorporation; Location of Chief Executive Office; FEIN; Organizational Identification Number; Commercial Tort Claims.

          (a)   The jurisdiction of organization of Borrower and each of its Subsidiaries is set forth on Schedule 5.7(a).

          (b)   The chief executive office of Borrower and each of its Subsidiaries is located at the address indicated on Schedule 5.7 (b) (as such Schedule may be updated pursuant to Section 6.9).

          (c)   Borrower's and each of its Subsidiaries' FEIN and organizational identification numbers, if any, are identified on Schedule 5.7(c).

          (d)   As of the Closing Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7(d).

        5.8    Due Organization and Qualification; Subsidiaries.

          (a)   Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

          (b)   Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of April 30, 2004, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c)   Set forth on Schedule 5.8(c), is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d)   Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

        5.9    Due Authorization; No Conflict.

          (a)   The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

          (b)   The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

          (c)   Other than (i) the filing of financing statements, (ii) any recording of the Copyright Security Agreement in the United States Copyright Office or the recording of the Patent Security Agreement and the Trademark Security Agreement in the United States Patent and Trademark Office, and (iii) the recordation of the Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (d)   This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e)   The Lender's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

          (f)    The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

          (g)   The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

          (h)   Other than (i) the filing of financing statements, (ii) any recording of the Copyright Security Agreement in the United States Copyright Office or the recording of the Patent Security Agreement and the Trademark Security Agreement in the United States Patent and Trademark Office, and (iii) the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority other than consents or approvals that have been obtained and that are still in force and effect.

          (i)    The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

        5.10    Litigation.    Other than those matters disclosed on Schedule 5.10 and other than matters existing on the Closing Date or arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

        5.11    No Material Adverse Change.    All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower's and its Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since the date of the latest financial statements submitted to Lender on or before the Closing Date.

        5.12    Fraudulent Transfer.

          (a)   Each of Borrower and each of its Subsidiaries is Solvent.

          (b)   No transfer of property is being made by Borrower or its Subsidiaries and no obligation is being incurred by Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

        5.13    Employee Benefits.    None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

        5.14    Environmental Condition.    Except as set forth on Schedule 5.14, (a) to Borrower's knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower's knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.15    Brokerage Fees.    Neither Borrower nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower's obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower or its Subsidiaries in connection herewith.

        5.16    Intellectual Property.

          (a)   Each of Borrower and its Subsidiaries owns, or holds licenses in, all material Intellectual Property Rights. Attached hereto as Schedule 5.16(a) (which Borrower may amend from time to time provided that notice and copies thereof are promptly provided to Lender) is a true, correct, and complete listing of all patents, patent applications, trademarks, trademark applications and copyrights (including copyright registrations and applications) as to which Borrower is the owner or is an exclusive licensee.

          (b)   Borrower represents and warrants that it and its Subsidiaries have taken all actions reasonably necessary to protect material Borrower Intellectual Property Rights, including (i) protecting the secrecy and confidentiality of Borrower's and its Subsidiaries' confidential information and trade secrets by having and enforcing a policy requiring all current and former employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality and invention assignment agreements; (ii) taking all actions reasonably necessary to ensure that no trade secret of Borrower or its Subsidiaries falls or has fallen into the public domain; and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications of which Borrower and its Subsidiaries is the owner or licensee by having and enforcing a policy requiring any licensees of such source code to enter into license agreements with appropriate use and non-disclosure restrictions. Borrower and its Subsidiaries have only entered into such source code licenses as set forth in Schedule 5.16(b).

          (c)   No past or present employee or contractor of Borrower or its Subsidiaries has any ownership interest, license, permission or other right in or to any material Borrower Intellectual Property Rights.

          (d)   Borrower and its Subsidiaries have made all necessary payments, filings and recordations to protect and maintain their interest in material Borrower Intellectual Property Rights in the United States or any other jurisdiction, including (i) making all necessary registration, maintenance, and renewal fee payments; and (ii) filing all necessary documents, including all applications for registration of copyrights, trademarks, and patents.

          (e)   No claim has been made and is continuing or threatened that the use by Borrower or its Subsidiaries of any item of General Intangibles is invalid or unenforceable or that the use by Borrower or its Subsidiaries of any General Intangibles does or may violate the rights of any Person, other than any such claim which would not cause a Material Adverse Change. To the best of Borrower's knowledge, there is currently no infringement or unauthorized use of any item of Intellectual Property Rights contained on Schedule 5.16(a).

          (f)    Borrower and its Subsidiaries have filed applications and taken any and all other actions reasonably necessary to register all material copyrights, in good faith in accordance with the procedures and regulations of the U.S. Copyright Office in a manner sufficient to impart constructive notice of Borrower's and its Subsidiaries' ownership thereof.

        5.17    Leases.    Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries (or, to the knowledge of Borrower or its Subsidiaries, by the lessors thereunder) exists under any of them.

        5.18    Deposit Accounts and Securities Accounts.    Set forth on Schedule 5.18 is a listing of all of Borrower's and its Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

        5.19    Complete Disclosure.    All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrower's good faith estimate of its and its Subsidiaries' future performance for the periods covered thereby.

        5.20    Indebtedness.    Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

        5.21    [Intentionally Omitted].

        5.22    Taxes and Payments.    Borrower and its Subsidiaries have filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all taxes and assessments payable by them which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Borrower and its Subsidiaries, in accordance with GAAP and for which Borrower and its Subsidiaries, as applicable, have provided adequate reserves (in the good faith judgment of the management of Borrower and its Subsidiaries). Borrower and its Subsidiaries have provided adequate reserves (in the good faith judgment of the management of Borrower and its Subsidiaries) for the payment of all federal, state, local and foreign income taxes applicable for the current fiscal year to date. Except as set forth on Schedule 5.22, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Borrower threatened, by any authority regarding any taxes relating to Borrower or its Subsidiaries that could reasonably be expected to result in a material liability to Borrower or its Subsidiaries. Except as set forth on Schedule 5.22, as of the Closing Date, none of the Borrower or its Subsidiaries have entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrower or its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower or its Subsidiaries not to be subject to the normally applicable statute of limitations.

6.    AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

        6.1    Accounting System.    Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender. Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales.

        6.2    Collateral Reporting.    Provide Lender with the following documents at the following times in form satisfactory to Lender:

Weekly	(a) a detailed report regarding Borrower's cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash;
Monthly (not later than the 10th day of each month), except as provided below.
(b) a sales journal, collection journal, and credit register since the last such schedule, a report regarding credit memoranda that have been issued since the last such report, and a calculation of the Borrowing Base as of such date,
(c) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower's and its Subsidiaries' Accounts,

(d) Inventory reports specifying the cost and the wholesale market value of Borrower's and its Subsidiaries' Inventory, by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to the respective month-end general ledgers and financial statements,
(e) a detailed calculation of the Borrowing Base (including detail regarding those Accounts of Borrower that are not Eligible Accounts),
(f) a detailed aging, by total, of the Accounts of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender,
(g) a listing of held checks,

(h) a summary aging, by vendor, of Borrower's and its Subsidiaries' accounts payable and any book overdraft, together with a reconciliation to the respective month-end general ledgers and financial statements, and
(i) a calculation of Dilution for the month most recently ended.

If a Triggering Event Date occurs, all such reports shall be delivered weekly, until such time (if any) as Lender, in its sole discretion, notifies Borrower that such reporting may revert back to a monthly basis.
Quarterly	(j) a detailed list of Borrower's and its Subsidiaries' customers, and
(k) a report regarding Borrower's and its Subsidiaries' accrued, but unpaid, ad valorem taxes,
Upon request by Lender
(l) copies of invoices in connection with Borrower's and its Subsidiaries' Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrower's and its Subsidiaries' Accounts and, for Inventory and Equipment acquired by Borrower or its Subsidiaries, purchase orders and invoices, and
(m) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Lender may request.

        In addition, Borrower agrees to cooperate fully with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

        6.3    Financial Statements, Reports, Certificates.    Deliver to Lender:

          (a)   as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower's fiscal quarters) after the end of each month during each of Borrower's fiscal years,

            (i)    an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Borrower's and its Subsidiaries' operations during such period, and

            (ii)   a Compliance Certificate,

          (b)   as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years,

            (i)    consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.18), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

            (ii)   a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.18, and

            (iii)  a Compliance Certificate,

          (c)   as soon as available, but in any event within 30 days prior to the start of each of Borrower's fiscal years, copies of Borrower's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer's good faith estimate of the financial performance of Borrower during the period covered thereby,

          (d)   if and when filed by Borrower,

            (i)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

            (ii)   any other filings made by Borrower with the SEC, and

            (iii)  copies of Borrower's federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service,

          (e)   if and when provided, any other information that is provided by Borrower to its shareholders generally,

          (f)    if and when filed by Borrower or its Subsidiaries and as requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) Borrower or its Subsidiaries conducts business or is required to pay any such excise tax, (ii) where Borrower's or its Subsidiaries' failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower or such Subsidiaries, or (iii) where Borrower's or its Subsidiaries' failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

          (g)   promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

          (h)   promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change,

          (i)    promptly, notice of any material changes to Borrower's return practices and policies, and

          (j)    upon the request of Lender, any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

        In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower also agrees to cooperate with Lender to allow Lender to consult with its independent certified public accountants if Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Lender and to release to whatever financial information concerning Borrower or its Subsidiaries that Lender reasonably may request.

        6.4    Guarantor Reports.    Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Lender, but only to the extent such Guarantor's financial statements are not consolidated with Borrower's financial statements, and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

        6.5    [Intentionally Omitted].

        6.6    Maintenance of Properties.    Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

        6.7    Taxes.    Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower and its Subsidiaries have made such payments or deposits.

        6.8    Insurance.

          (a)   At Borrower's expense, maintain insurance respecting its and its Subsidiaries' properties and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver copies of all such policies to Lender with an endorsement naming Lender as the sole loss payee (under a satisfactory lender's loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

          (b)   Borrower shall give Lender prompt notice of any loss covered by such insurance. Lender shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $500,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

          (c)   Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Lender is included thereon as an additional insured or loss payee under a lender's loss payable endorsement. Borrower promptly shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

        6.9    Location of Inventory and Equipment.    Keep Borrower's and its Subsidiaries' Inventory and Equipment only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides to Lender a Collateral Access Agreement with respect thereto.

        6.10    Compliance with Laws.    Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

        6.11    Leases.    Pay when due all rents and other amounts payable under any material leases to which Borrower or any of its Subsidiaries is a party or by which Borrower's or any such Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest.

        6.12    Existence.    At all times preserve and keep in full force and effect Borrower's and its Subsidiaries' valid existence and good standing and any rights and franchises material to their businesses.

        6.13    Environmental.

          (a)   Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

        6.14    Disclosure Updates.    Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or, modifying this Agreement or any of the Schedules hereto.

        6.15    Formation of Subsidiaries.    If Borrower or any Guarantor intends to form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Closing Date, Borrower or such Guarantor shall provide at least five (5) days prior written notice to Lender. At the time that Borrower or such Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement or the Guaranty and Guarantor Security Agreement, or cause such new Subsidiary to enter into the Guaranty and Guarantor Security Agreement (if such agreements were not previously entered into), together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary and joinders to the Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) enter into, and cause such new Subsidiary to enter into, an Intercompany Subordination Agreement, in form and substance satisfactory to Lender, (c) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, and (d) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

        6.16    Intellectual Property.

          (a)   Borrower agrees that, should it or any of its Subsidiaries obtain an ownership interest in any Intellectual Property Right which is not now a part of the Collateral, (i) any such Intellectual Property Right shall automatically become Collateral and (ii) with respect to any ownership interest in any Intellectual Property Right that Borrower or such Subsidiary should obtain, it shall give prompt written notice thereof to Lender in accordance with Section 12 hereof. Borrower authorizes Lender to modify this Agreement by amending Schedule 5.16(a) (and will cooperate reasonably with Lender in effecting any such amendment) to include any Intellectual Property Right which becomes part of the Collateral under this Section.

          (b)   With respect to material Borrower Intellectual Property Rights, Borrower agrees, subject to the last sentence of this subsection, to take all necessary steps, including making all necessary payments and filings in connection with registration, maintenance, and renewal of copyrights, trademarks, and patents in the U.S. Copyright Office, the U.S. Patent and Trademark Office, any other appropriate government agencies in foreign jurisdictions or in any court, to maintain each such Borrower Intellectual Property Right. Borrower agrees to take corresponding steps with respect to each new or acquired material Intellectual Property Right to which it or any of its Subsidiaries is now or later becomes entitled. Any expenses incurred in connection with such activities shall be borne solely by Borrower. None of Borrower or any of its Subsidiaries shall discontinue use of or otherwise abandon any Intellectual Property Right without the written consent of Lender, unless Borrower or such Subsidiary shall have previously determined that such use or the pursuit or maintenance of such registration is no longer desirable in the conduct of Borrower's or such Subsidiary's business and that the loss thereof will not cause a Material Adverse Change, in which case, Borrower will give notice of any such abandonment to Lender pursuant to the terms of Section 12 hereof.

          (c)   Borrower will continue to take all actions reasonably necessary to protect the material Borrower Intellectual Property Rights, including such steps as are set forth in Sections 5.16(a) and (b) above. Borrower further agrees to give Lender prompt written notice in accordance with Section 12 hereof if Borrower or any of its Subsidiaries enters into any agreements after the Closing Date pursuant to which it grants any right to a third party to use or access the source code of any computer software programs or applications of which Borrower or such Subsidiary is the owner or licensee. Borrower authorizes Lender to modify this Agreement by amending Schedule 5.16(b) (and will cooperate reasonably with Lender in effecting any such amendment) to include any such additional license grant(s).

          (d)   Borrower agrees to notify Lender promptly and in writing if it learns (i) that any item of the Borrower Intellectual Property Rights contained on Schedule 5.16(a) may be determined to have become abandoned or dedicated or (ii) of any adverse determination or the institution of any proceeding (including the institution of any proceeding in the U.S. Copyright Office, U.S. Patent and Trademark Office and any other appropriate government agencies in foreign jurisdictions, or any court) regarding any item of the Borrower Intellectual Property Rights that would cause a Material Adverse Change.

          (e)   In the event that Borrower becomes aware that any item of the General Intangibles is infringed or misappropriated by a third party, Borrower shall promptly notify Lender and shall take such actions as Borrower or Lender deems appropriate under the circumstances to protect such General Intangibles, including suing for infringement or misappropriation and for an injunction against such infringement or misappropriation, unless any such infringement or misappropriation would not cause a Material Adverse Change. Any expense incurred in connection with such activities shall be borne solely by Borrower.

          (f)    Borrower agrees that, should it or any of its Subsidiaries create or otherwise obtain an ownership interest in, or license of, material copyrights after the Closing Date, it shall, promptly after such creation or acquisition (but in no event to exceed 60 days after such creation or acquisition), (i) provide the Lender with five (5) Business Days' prior written notice of its intent to effect any registration thereof with the United States Copyright Office, (ii) file applications and take any and all other actions reasonably necessary to register all such copyrights in good faith in accordance with the procedures and regulations of the United States Copyright Office in a manner sufficient to impart constructive notice of Borrower's or such Subsidiary's ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender, with sufficient time to permit Lender to record no later than the last Business Day within ten (10) days following the date that such copyrights have been registered or an application for registration has been filed, a Copyright Security Agreement or supplemental schedules to the Copyright Security Agreement reflecting the security interest of Lender in such new copyrights, which supplemental schedules shall be in form and content suitable for registration with the United States Copyright Office so as to give constructive notice, when so registered, of the transfer by Borrower to Lender of a security interest in such copyrights.

          (g)   Borrower shall maintain copies of all source and object code for all software utilized in its business operations at safe and secure offsite locations reasonably acceptable to Lender, and shall, at the request of Lender, advise the operators of such locations of Lender's security interest in such software, shall keep Lender fully informed of each such location, and shall maintain the currency of all such software stored offsite.

7.    NEGATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

        7.1    Indebtedness.    Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)   Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b)   Indebtedness set forth on Schedule 5.20,

          (c)   Permitted Purchase Money Indebtedness,

          (d)   refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender's reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

          (e)   endorsement of instruments or other payment items for deposit,

          (f)    Indebtedness composing Permitted Investments, and

          (g)   additional unsecured Indebtedness of the Borrower and any of its Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding so long as immediately prior to and after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing or will result therefrom and (b) no Triggering Event Date shall have occurred or will result therefrom.

        7.2    Liens.    Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

        7.3    Restrictions on Fundamental Changes.

          (a)   Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or purchase all or substantially all of the assets or Stock of any other Person, in any case, in one transaction or a series of transactions, or enter into any agreement in respect of or to undertake any of the foregoing; provided, however, that this Section 7.3(a) shall not prohibit or restrict in any way Borrower's ability to make Permitted Inventory Acquisitions from time to time so long as immediately prior to and after giving effect to any Permitted Inventory Acquisition (a) no Default or Event of Default shall have occurred and be continuing or will result therefrom and (b) no Triggering Event Date shall have occurred or will result therefrom.

          (b)   Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

        7.4    Disposal of Assets.    Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower's or its Subsidiaries' assets.

        7.5    Change Name.    Change Borrower's or any of its Subsidiaries' names, FEINs, organizational identification number, state of organization or organizational identity; provided, however, that Borrower or any of its Subsidiaries may change their names upon at least 30 days prior written notice to Lender of such change and so long as, (a) at the time of such written notification, Borrower or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Lender's Liens and (b) immediately after such name change Borrower provides Lender with evidence of such name change (including copies of any related public filings).

        7.6    Nature of Business.    Make any change in the principal nature of Borrower's business as an online liquidator or retailer (it being agreed that changes in the categories or types of goods and services offered by Borrower as of the Closing Date and changes in the manner in which Borrower offers such goods and services as of the Closing Date shall not be considered a fundamental change in the nature of Borrower's business as an online liquidator or retailer).

        7.7    Prepayments and Amendments.    Except in connection with a refinancing permitted by Section 7.1(d),

          (a)   optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement, or

          (b)   directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

        7.8    [Intentionally Omitted].

        7.9    Consignments.    Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided, however, that this Section 7.9 shall not prohibit or restrict in any way Borrower's ability to offer or sell any of its Inventory in accordance with Borrower's customary returns policies and other customary terms of sale, as in effect from time to time so long as Lender has received prior written notice of any changes to such policies or terms.

        7.10    Distributions.    Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding; provided, however, that this Section 7.10 shall not prohibit or restrict in any way Borrower's ability to repurchase or otherwise acquire shares of Borrower's Stock pursuant to terms of stock purchase agreements or similar agreements or arrangements pursuant to which Borrower has or may in the future have the right to repurchase shares of Borrower's Stock from former employees of, or former consultants to, Borrower as a result of a termination of any such person's employment by or service to Borrower or otherwise in accordance with similar provisions of any restricted stock awards or similar arrangements entered into by Borrower from time to time if (i) after giving effect thereto the aggregate amount of such purchases, redemptions, retirements and acquisitions paid or made after the Closing Date is not in excess of $2,000,000, and (ii) immediately prior to and after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing or will result therefrom and (b) no Triggering Event Date shall have occurred or will result therefrom.

        7.11    Accounting Methods.    Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's or its Subsidiaries' accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrower's and its Subsidiaries' financial condition.

        7.12    Investments.    Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $25,000.00 at any one time unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Lender's Liens in such Permitted Investments. Subject to the foregoing proviso, Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

        7.13    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a) are in the ordinary course of Borrower's business, (b) are upon fair and reasonable terms, (c) if they involve one or more payments by Borrower or its Subsidiaries in excess of $25,000.00, are fully disclosed to Lender, and (d) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate.

        7.14    Suspension.    Suspend or go out of a substantial portion of its or their business.

        7.15    [Intentionally Omitted].

        7.16    Use of Proceeds.    Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

        7.17    Inventory and Equipment with Bailees.    Store the Inventory or Equipment of Borrower or its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.

        7.18    Financial Covenants.

          (a)   Fail to maintain or achieve:

            (i)    Minimum EBITDA. EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto; provided, however, that, with respect to any Applicable Period, so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) no Triggering Event Date has occurred prior to the commencement of such Applicable Period, the foregoing covenant shall not apply for such Applicable Period:

Applicable Amount	Applicable Period
$(1,500,000)	For the 3-month period ending March 31, 2004
$(1,975,000)	For the 4-month period ending April 30, 2004
$(2,425,000)	For the 5-month period ending May 31, 2004
$(3,175,000)	For the 6-month period ending June 30, 2004
$(3,675,000)	For the 7-month period ending July 31, 2004
$(4,275,000)	For the 8-month period ending August 31, 2004
$(4,925,000)	For the 9-month period ending September 30, 2004
$(4,950,000)	For the 10-month period ending October 31, 2004
$(3,425,000)	For the 11-month period ending November 30, 2004
$450,000	For the 12-month period ending December 31, 2004
$450,000	For the 12-month period ending each month thereafter

          Lender, in its sole discretion, may notify Borrower that such covenant shall not apply for any Applicable Period, notwithstanding the occurrence of any Default or Event of Default or any Triggering Event Date.

          (b)   Make:

            (i)    Capital Expenditures. Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period; provided, however, that, with respect to any Applicable Period, so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) no Triggering Event Date has occurred prior to the commencement of such Applicable Period, the foregoing covenant shall not apply for such Applicable Period:

Applicable Amount	Applicable Period
$5,640,000	For the fiscal year ended December 31, 2004
$5,640,000	For the fiscal year ended December 31, 2005
An amount determined by Lender based upon 120% of the Projections delivered pursuant to Section 6.3(c); provided, that if Lender does not receive such Projections or Borrower and Lender cannot agree (for any reason) on covenants acceptable to Borrower and Lender, then the Applicable Amount shall be $5,640,000	For each fiscal year thereafter

  provided, however, that the Applicable Amount of Capital Expenditures for any Applicable Period (other than the first Applicable Period) shall be increased by an amount equal to 0.50 times the difference between the Applicable Amount for the prior Applicable Period and the amount of Capital Expenditures actually made during the prior Applicable Period. Lender, in its sole discretion, may notify Borrower that such covenant shall not apply for any Applicable Period, notwithstanding the occurrence of any Default or Event of Default or any Triggering Event Date.

8.    EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        8.1        If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Lender Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of its receipt of telephonic notice of such Overadvance, Borrower eliminates such Overadvance;

        8.2        If Borrower or any of its Subsidiaries fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents;

        8.3        If any material portion of the consolidated assets of the Borrower and its Subsidiaries is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

        8.4        If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

        8.5        If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

        8.6        If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        8.7        If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's or any of its Subsidiaries' assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any of its Subsidiaries' assets and the same is not paid before such payment is delinquent;

        8.8        If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's or any of its Subsidiaries' assets;

        8.9        If there is a default in any material agreement to which Borrower or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower's or its Subsidiaries' obligations thereunder or to terminate such agreement;

        8.10        If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        8.11        If any misstatement or misrepresentation exists as of the date when made or deemed made, in any warranty, representation, statement, or Record made to Lender by or on behalf of Borrower or its Subsidiaries;

        8.12        If the Obligation of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

        8.13        If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

        8.14        Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries, shall deny that Borrower or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

        8.15        If any Change of Control shall occur.

9.    LENDER'S RIGHTS AND REMEDIES.

        9.1    Rights and Remedies.    Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

          (a)   Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b)   Cease or restrict advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

          (c)   Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's Liens in the Collateral and without affecting the Obligations;

          (d)   Settle or adjust disputes and claims directly with Borrower's Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower's Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

          (e)   Cause Borrower to hold all of its returned Inventory in trust for Lender and segregate all such Inventory from all other assets of Borrower or in Borrower's possession;

          (f)    Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender's determination appears to conflict with the priority of Lender's Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

          (g)   Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

          (h)   Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

          (i)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

          (j)    Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

          (k)   Except in those circumstances where no notice is required under the Code, Lender shall give notice of the disposition of the Borrower Collateral as follows:

            (i)    Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

            (ii)   The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (l)    Lender may credit bid and purchase at any public sale;

          (m)  Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

          (n)   Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

        The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender, Lender's obligation to extent credit hereunder shall terminated and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

        9.2    Remedies Cumulative.    The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.    TAXES AND EXPENSES.

        If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.    WAIVERS; INDEMNIFICATION.

        11.1    Demand; Protest.    Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

        11.2    Lender's Liability for Borrower Collateral.    Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

        11.3    Indemnification.    Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs, fines, penalties, and damages, and all reasonable attorneys, experts and consultants fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower's and its Subsidiaries' compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.    NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:	OVERSTOCK.COM, INC.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
Attn: Attn: VP, Finance
Fax No. (801) 947-3144
with copies to:	BRACEWELL & PATTERSON, L.L.P.
111 Congress, Suite 2300
Austin, Texas 78701
Attn: Tom Adkins, Esq.
Fax No. (512) 479-3940
If to Lender:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Manager
Fax No.: 310-453-7413
with copies to:	MORRISON & FOERSTER LLP
425 Market Street
San Francisco, California 94105
Attn: F. Daniel Leventhal, Esq.
Fax No. 415-268-7522

        Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a)   THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

          (b)   THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

          (c)   BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        14.1    Assignments and Participations.

          (a)   Lender may assign and delegate to one or more assignees (each an "Assignee") that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an assignment and acceptance. Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

          (b)   From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 16.9 of this Agreement.

          (c)   Immediately upon Borrower's receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

          (d)   Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a "Participant") participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

          (e)   In connection with any such assignment or participation or proposed assignment or participation, Lender may, subject to the provisions of Section 16.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

          (f)    Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        14.2    Successors.    This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.    AMENDMENTS; WAIVERS.

        15.1    Amendments and Waivers.    No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        15.2    No Waivers; Cumulative Remedies.    No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.    GENERAL PROVISIONS.

        16.1    Effectiveness.    This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

        16.2    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

        16.3    Interpretation.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

        16.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        16.5    Withholding Taxes.    All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.5, "Taxes" shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

        16.6    Counterparts; Electronic Execution.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

        16.7    Revival and Reinstatement of Obligations.    If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or any such Guarantor(s) automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        16.8    Confidentiality.    Lender agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations.

        16.9    Integration.    This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        [Signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

OVERSTOCK.COM, INC., a Delaware corporation, as Borrower
By:	/s/ DAVID K. CHIDESTER
Name:	David K. Chidester
Title:	Vice President, Finance
WELLS FARGO FOOTHILL, INC., a California corporation, as Lender
By:	/s/ CHARLES W. KIM
Name:	Charles W. Kim
Title:	Vice President

Signature Page to Loan and Security Agreement

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LOAN AND SECURITY AGREEMENT by and between OVERSTOCK.COM, INC. as Borrower, and WELLS FARGO FOOTHILL, INC. as Lender Dated as of May 6, 2004